Exhibit 99.1

Contacts:

For Investors:

Power-One, Inc.

Kevin Trosian, 805-987-8741

Vice President, Finance & Investor Relations

For Press:

Edelman for Power-One

Jon Murchinson

Jon.Murchinson@edelman.com

Phone: 415-486-3274

FOR IMMEDIATE RELEASE

Power-One, Inc. Secures $150 Million in Revolver Financing Led by Bank of America Merrill Lynch

CAMARILLO, CALIFORNIA — March 30, 2011 — Power-One, Inc. (Nasdaq: PWER), a leading provider of renewable energy and energy-efficient power conversion solutions, has closed a 3-year, $150 million revolver for general corporate purposes, including expansion of design, production, service and sales of its renewable energy inverters in the North American and Asian markets.

The transaction was oversubscribed and the new facility was arranged by Bank of America Merrill Lynch as lead and book manager.  Other participant banks include Bank of the West, Comerica Bank, HSBC Bank USA National Association, Silicon Valley Bank and Union Bank.

“Access to this capital facility provides Power-One with additional flexibility to execute our strategies, including our focus on high growth markets in the United States, China, and India,” said Gary R. Larsen, Power-One’s Chief Financial Officer.  “Further, as our customers are increasingly looking for partners with solid balance sheets, Power-One has the financial capabilities to service their long-term product needs and projects.”

“This type of facility is possible because of Power-One’s successful track record, cash flow and expertise,” said Jon Krahulik, Managing Director and Global Head of Clean Technology at Bank of America Merrill Lynch. “Additionally, it highlights the rapid evolution of the cleantech industry and the opportunities available in both the solar and wind sectors.”

“With renewable energy being an important and growing component of the California economy, the support of Bank of America Merrill Lynch for Power-One demonstrates its commitment to both the renewable energy industry and the region,” said Tony Sciarrino, Market Executive, Global Commercial Banking-California Coastal, Bank of America Merrill Lynch.

To learn more about Power-One and its products, please visit http://www.power-one.com.

About Power-One

Power-One is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from both solar arrays and wind farms for use by utilities and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including renewable energy, data storage and networking, industrial and network power systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

About Bank of America Merrill Lynch

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC, and, in other jurisdictions, locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.